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                                                                    EXHIBIT 10.1

             DEBTOR-IN-POSSESSION MASTER PURCHASE AND SALE AGREEMENT

          MASTER PURCHASE AND SALE AGREEMENT dated as of the __24_day of December, 2002 between Sun Capital Healthcare, Inc., located at 929 Clint Moore Road, Boca Raton, Florida 33487 (the "PURCHASER") and Med Diversified, Inc., located at 200 Brickstone Square, Suite 403, Andover, MA., Chartwell Diversified Services, Inc., located at 200 Brickstone Square, Suite 403, Andover, MA., Resource Pharmacy, Inc., located at 5 Cactus Garden Drive, Henderson, NV., Chartwell Community Services, Inc., located at 16650 Westgrove Drive, Suite 300, Addison, TX., and Chartwell Caregivers, Inc., located at 16650 Westgrove Drive, Suite 300, Addison, TX., debtors and debtors in possession (each, a "DEBTOR" and "PROVIDER;" collectively, the "DEBTORS" and "PROVIDERS") relating to the sale, from time to time, of certain third-party payable accounts receivable of each Provider.

          1. ACCOUNTS TO BE OFFERED. On the terms and subject to the conditions set forth in this Agreement, during a period of one (1) year subject to the provisions of Section 11 hereof (the "OFFER PERIOD") from the date hereof each Provider may offer, on a weekly basis, to sell to Purchaser), free and clear of all liens, claims, encumbrances and rights of any other person or entity, all of the third party payable accounts receivable (the "ACCOUNTS"), owing to the Provider arising out of the delivery of medical, surgical, diagnostic or other healthcare related goods or services, of which a portion of (or all of) such Accounts are payable by commercial insurance companies, not-for-profit insurance companies (such as Blue Cross and Blue Shield entities) issuing health, personal injury, workers' compensation or other types of insurance, employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations, health maintenance organizations or other similar entities, Medicare, Medicaid, governmental bodies or other similar entities, or any third-party intermediary with respect to any of the foregoing (each, a "THIRD PARTY OBLIGOR"), together with all accounts, chattel paper, and general intangibles related thereto, all rights, remedies, guarantees, security interests and liens in respect of any of the foregoing, all records (other than patient medical records to the extent protected from disclosure by law) and other information necessary or relevant to the collection of the Accounts and all proceeds of any of the foregoing. Accounts for which the Third Party Obligor is the United States of America or any state or any agency or instrumentality thereof or any state which is obligated to make any payments with respect to Medicare or Medicaid Accounts or representing amounts owing under any other program established by a federal or state law which provides for payments for healthcare goods or services to be made to the Provider are hereinafter referred to as "GOVERNMENTAL ACCOUNTS"; all other Accounts are sometimes hereinafter referred to as "NON-GOVERNMENTAL ACCOUNTS". The Purchaser shall have the right, in its sole discretion for any or for no reason, to purchase, or not purchase, any of the Accounts as are acceptable to it in its sole discretion, but, on account of all obligations of each and all of the Providers under this Agreement, the Purchaser shall in any event have a lien and security interest, upon (i) all accounts owned by and payable to each and all of the Providers by any Third Party Obligor and

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(ii) all accounts owned by and payable to each and all of the Provider by any patients directly (each a "PATIENT OBLIGOR").

          2.    INITIAL DOWN PAYMENT AND PURCHASE PRICE.

          (a) Upon Purchaser's receipt and acceptance of each Purchase Schedule (annexed hereto as Exhibit A), or any portion thereof, Purchaser may advance to the Provider up to 80 percent of the aggregate expected Net Collectible Amount (as hereinafter defined) of the Accounts described in each Purchase Schedule (the "INITIAL DOWN PAYMENT") subject to Purchaser's right to maintain a Reserve Account. The Reserve Account shall be an account maintained on Purchaser's books, and Purchaser shall not be obligated to: (i) maintain cash or other funds in such account; or (ii) segregate funds or other amounts held in or credited to the Reserve Account from other funds held by Purchaser. The Provider shall not be entitled to any interest or income on amounts credited to the Reserve Account. All checks received shall be deemed credited to the Reserve Account not less than 5 days after receipt. The Reserve Account shall mean an amount sufficient to cover, among other things, returns, allowances, deductions, reductions in the unpaid balance of an Account, and disputes and/or charge backs including any charge back Purchaser anticipates might arise in the future, as security for the payment of each Provider's and all of the Providers' obligations hereunder to Purchaser. Purchaser may, in its sole and exclusive discretion, increase or decrease the amount of the Reserve Account as Purchaser may deem necessary to protect Purchaser's interests. Subject to Purchaser's right to withhold funds with respect to the Reserve Account, on each Friday (or if such Friday is a bank holiday in the State of Florida, on the next business day which is not such a bank holiday) of the week in which all Purchased Accounts (as hereinafter defined) set forth on the applicable Purchase Schedule have been collected in good funds (other than as to any Purchased Account not collected as a result of a discharge in bankruptcy or insolvency of the applicable Third Party Obligor), Purchaser will pay to the Provider the amount of the Purchase Price minus (i) the Initial Down Payment, (ii) the Purchaser's discount fees, (iii) all returns, allowances, deductions, reductions and discounts calculated upon shortest or longest selling terms, at Purchaser's option, on any alternative terms of sale offered by the Provider to Third Party Obligor, and (iv) all other unpaid sums charged or chargeable to the Provider which shall include, but not be limited to, all costs and expenses (including attorney's fees), of any kind and nature, which Purchaser may incur including notice, audit, lien and title examinations, and including protecting and preserving its interests under or in connection with this Agreement.

          (b) Purchaser's discount fee as to each Purchased Account shall be a percentage of the Net Collectible Amount (as hereinafter defined) of each Purchased Account based on the number of days elapsed between the Weekly Closing Date (as defined below) relating to such Purchased Account and the date on which Purchaser shall have received collections in an amount equal to the Initial Down Payment for such Purchased Account.

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
                                  PERCENTAGE OF
       DAYS ELAPSED          NET COLLECTIBLE AMOUNT

          0 - 150                 .075% per day
         Over 150               18.00% per annum

          (c) The purchase price for each Account (the "PURCHASE PRICE") shall be an amount equal to the result of (i) the Initial Down Payment plus (ii) the Deferred Purchase Price (as defined in Section 4), if any, with respect to such Account. However, as contemplated by this Agreement, the Purchaser's discount fees will be netted from the payment of Purchase Prices and other amounts payable under this Agreement.

          (d) As used herein the term "NET COLLECTIBLE AMOUNT" with respect to an Account means the gross amount billed to the applicable Third Party Obligor, less those anticipated contractual allowances, all discounts taken, available or extended by the Third Party Obligor, whether taken or not, and credits or deductions of any kind allowed or granted to or taken by the Third Party Obligor all of which shall be determined in the Purchaser's discretion. The Net Collectible Amount of a Purchased Account is the amount reasonably expected by the Purchaser, in consultation with the Provider, to be collected on such Purchased Account from Third Party Obligors (excluding any amount to be collected from Patient Obligors) and is based on actual collection experience and other relevant factors. For purposes of determining the Net Collectible Amount with respect to each batch of Accounts to be purchased pursuant to this Agreement, the gross amounts billed to the applicable Third Party Obligors will be adjusted based on a percentage of 80%, provided, however, that the Purchaser shall have the right at any time and from time to time to reasonably make such adjustments on a prospective basis based on any change in the expected Net Collectible Amount evaluation criteria. Provider shall promptly provide Purchaser with supporting documentation as to Provider's calculation of the Net Collectible Amount of any Account upon Purchaser's request.

          (e) As referenced in paragraph 2(a) above, any Initial Down Payment is in Purchaser's sole discretion, in accordance with the terms of this Agreement and all Initial Down Payments are subject to: (1) Accounts that are in dispute; (2) Accounts that are not payable by a Third Party Obligor; (3) rejected Accounts; and (4) any fees, actual or estimated, that are chargeable to the Reserve Account.

          3. PROCEDURES FOR OFFERS, PURCHASES AND PAYMENTS. On Monday of every week during the Offer Period (or, if any Monday shall be a bank holiday in the State of Florida, on next succeeding business day which is not such a bank holiday), the Provider shall offer all of its Accounts to the Purchaser at the Purchase Price by sending Purchaser (a) a Purchase Schedule (in the form of Exhibit A hereto) signed by the Provider (an "OFFER NOTICE") with respect to each Account then being offered and (b) any other information or documentation, including all required Uniform Commercial Code (the "UCC") releases or financing statements which the Purchaser may need in order to identify the Accounts purchased from the Provider and obtain payment from the respective Third Party Obligors thereon and by simultaneously therewith sending to the servicer, currently Sun Capital Healthcare, Inc. including its successors and

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assigns and any substitute servicers appointed by Purchaser (the "SERVICER") of
Accounts purchased by the Purchaser a complete set of claim documentation, all in the form submitted to the Third Party Obligor, for each Account offered for sale to the Purchaser together with copies of invoices which may include, but are not limited to, Form UB-82/92, HCFA 1500, transmission reports, electronic media such as on-line access or such other forms approved by Purchaser and/or any Third Party Obligor, all shipping or delivery receipts, eligibility cards, insurance verification forms, nurses' notes, treatment authorization requests and such other proof of sale and delivery or performance as Purchaser may, at any time or from time to time, require. Within forty-eight (48) hours following its receipt of an Offer Notice (or, if the day on which the forty-eighth (48th) hour occurs is a Saturday, Sunday or a bank holiday in the State of Florida, upon the next succeeding business day which is not such a bank holiday), the Purchaser will advise the Provider which if any of such Accounts it will purchase, by delivering to the Provider a list of the Accounts which it desires to purchase (the "PURCHASED ACCOUNTS"). All such Purchased Accounts shall be sold to the Purchaser, and title to such Purchased Accounts shall pass to Purchaser, on the day on which the Purchaser sends such list to the Provider (each such date of title transfer being hereinafter referred to as the "WEEKLY CLOSING DATE"). Notwithstanding the foregoing, any Offer Notice received by the Purchaser after 5:00 p.m. Eastern Standard Time on any day (and any Offer Notice received by the Purchaser on a day which is a Saturday, Sunday or a day which is a bank holiday in the State of Florida), will be deemed to have been received by the Purchaser on the next day which is not a Saturday, Sunday or bank holiday in the State of Florida.

          Purchaser shall pay to the Provider the Initial Down Payment for the applicable Purchased Accounts on the Weekly Closing Date, less the Purchaser's minimum discount fee. At Purchaser's option, Purchaser may pay some or all of such payment for a Purchased Account (or some or all of any other amounts payable by Purchaser to the Provider) by netting against amounts otherwise payable to Purchaser by the Provider. Except with respect to Purchased Accounts which are Governmental Accounts, all invoices or other statements to Third Party Obligors concerning Purchased Accounts shall clearly state, in language satisfactory to Purchaser, that each such Account has been sold and assigned to Purchaser and is payable to Purchaser and to Purchaser only. Copies of such invoices and statements shall also bear such language.

          3.1 EFFECT OF PURCHASE. Upon each Weekly Closing Date, all of the Provider's right, title and interest in and to all Accounts listed in the applicable list of Purchased Accounts and in any proceeds of such Accounts shall automatically vest in the Purchaser, which shall thereby be and become the sole and absolute owner of all such Purchased Accounts and all of the Provider's rights and remedies with regard to such Purchased Accounts (including, without limitation, rights to payment from the respective Third Party Obligors on such Accounts) and all of the Provider's rights under all guarantees, assignments and securities, if any, with respect to each such Purchased Account. Subject to the terms of this Agreement, Provider will retain (i) the right to receipt of payment on Purchased Accounts which are Governmental Accounts and (ii) all rights to demand or otherwise make any claim upon applicable Governmental Third Party Obligors. Notwithstanding the foregoing, to the extent not prohibited by applicable law, Purchaser shall be entitled from time to time to obtain and enforce orders and injunctions from one or more courts directing one or more Third Party Payors (including without

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limitation Medicare and Medicaid programs) to make payments on Purchased
Accounts directly to Purchaser and its designee.

          3.2 LIABILITIES NOT ASSUMED BY THE PURCHASER. Each Provider hereby represents, warrants, covenants and agrees that the Purchaser shall not be deemed by anything contained in this Agreement to have assumed any liabilities whatsoever relating to, or arising out of, any Account, including, without limitation, the following:

          (a) any liability of the Provider to any person or entity, the existence of which constitutes a breach of any representation, warranty, covenant or agreement of the Provider contained in this Agreement;

          (b) any liability of the Provider for any federal, state, municipal, local or foreign taxes, assessments, additions to tax, interest, penalties, deficiencies, duties, fees and/or any other governmental charges or impositions of each and every kind or description, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income with respect to ownership of any of the Purchased Accounts or with respect to the sale of any Purchased Accounts;

          (c) any liability or obligation (contingent or otherwise) of the Provider to any person or entity arising out of any litigation, claim, arbitration or other proceeding;

          (d) any liability or obligation of any kind whatsoever relating to any action or inaction by any person or entity, including, without limitation, any of the Provider's officers, directors, shareholders, employees, agents, representatives or independent contractors relating in any way to the services rendered by any, of them, including without limitation by similarity or otherwise, any liability or obligation for claims of medical or other malpractice in connection with any of the Purchased Accounts or the servicing of any of the Purchased Accounts in the case of such servicing;

          (e) any liability or obligation (contingent or otherwise) of the Provider arising out of defects in or mislabeling of, or damages to persons or entities or property arising out of defects or mislabeling of, products (including, without limitation, prescription medications) manufactured, sold, or prescribed by the Provider in connection with any of the Accounts;

          (f) any liability or obligation of the Provider to compensate any person or entity, including, without limitation, any agent, licenser, supplier, distributor or customer of the Provider, in respect of any services rendered or products manufactured, sold or prescribed in connection with the Accounts;

          (g) any recapture, set-off, recoupment, or other claim made by any Third Party Obligor against any of the Accounts;

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          (h)   any liability of the Provider for any overpayments including
     (without limitation) any penalties imposed or sought to be imposed by any Third Party Obligor including, but not limited to, the Medicare or Medicaid programs; and

          (i) any liability of the Provider arising out of any activities which are prohibited under federal Medicare and Medicaid statutes, federal CHAMPUS statutes, or the regulations promulgated pursuant to such statutes or any other federal or state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to:
     (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment; (iv) knowingly and willfully soliciting or receiving any remuneration (including without limitation any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring an individual to a person or entity for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any federal healthcare program or other governmental healthcare program, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or any federal healthcare program or other governmental healthcare program; or (v) making prohibited referrals. For purposes hereof, a "federal healthcare program" shall mean any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded, in whole or in part by the United States Government.

          3.3 FURTHER INFORMATION. From time to time on and after any Weekly Closing Date, each Provider shall immediately provide the Purchaser or the Servicer, as the case may be, with any and all additional information which the Purchaser or the Servicer may request in order to assure that the Purchaser can exercise any and all rights of the Provider to collect, record, track and take all actions to obtain collections with respect to each Purchased Account.

          3.4 FURTHER ASSURANCES. From time to time on and after each Weekly Closing Date, each Provider (a) shall immediately execute and deliver to the Purchaser or, if requested, the Servicer, such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be requested by the Purchaser or the Servicer in order to evidence the fact that the Purchaser has purchased all right, title and interest of the Provider in and to the Purchased Accounts, and (b) shall take such other actions as the Purchaser or the Servicer may request in order to carry out the purpose and intent of this Agreement.

          3.5 APPLICABILITY OF REPRESENTATIONS AND WARRANTIES. Every representation, warranty, covenant and agreement of each Provider in this Agreement shall also

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apply to every Purchased Account irrespective of when purchased, and shall survive the closing of the purchase and sale of each Purchased Account.

          4.    LOCKBOX AGREEMENT; COLLECTION OF PURCHASED ACCOUNTS.

          4.1 LOCKBOX AGREEMENT. Simultaneously herewith, the Purchaser, each Provider and Sun Trust Bank (the "LOCKBOX BANK") shall enter into a Wholesale Lockbox Deposit and Blocked Account Service Agreement (the "LOCKBOX AGREEMENT"), substantially in the form and to the effect of Exhibit B hereto. Pursuant to the terms and conditions of the Lockbox Agreement, the Lockbox Bank, as agent for the Purchaser and the Providers, collectively, shall rent two separate post office boxes to receive checks, drafts, money orders or any other negotiable instrument or order for the payment of money (and the proceeds thereof) payable to the Provider or the Purchaser as the case may be (collectively "ITEMS") from
(i) Non-Governmental Third Party Obligors (the "PURCHASER LOCKBOX") and (ii) Governmental Third Party Obligors (the "PROVIDER LOCKBOX"; the Purchaser Lockbox and the Provider Lockbox being referred to collectively as "LOCKBOXES"). The Lockbox Bank shall deposit all Items received (i) in the case of the Purchaser Lockbox to a dedicated bank account for all Non-Governmental Accounts (the "PURCHASER LOCKBOX BANK ACCOUNT"), and (ii) in the case of the Provider Lockbox to a dedicated bank account for all Governmental Accounts (the "PROVIDER LOCKBOX BANK ACCOUNT"; the Purchaser Lockbox Bank Account and the Provider Lockbox Bank Account being referred to collectively as the "LOCKBOX BANK ACCOUNTS").

          4.2   PAYMENT MECHANICS OF NON-GOVERNMENTAL ACCOUNTS.

          (a) Each Provider shall take all necessary and appropriate steps, including the sending of a notice to Third Party Obligors of Non-Governmental Accounts ("NON-GOVERNMENTAL THIRD PARTY OBLIGORS"), in the form of Exhibit C hereto or in such other form as Purchaser may at any time or from time to time provide for such purpose, to assure that all proceeds paid with respect to all Non-Governmental Accounts, together with all related Explanations of Benefits ("EOBS"), be sent exclusively to the Purchaser Lockbox and that all wire transfers or other electronic payments of proceeds with respect to Non-Governmental Accounts be made directly into the Purchaser Lockbox Bank Account. The Lockbox Agreement provides that the Lockbox Bank shall transfer automatically on each business day all amounts then on deposit in the Purchaser Lockbox Bank Account to a separate collection account at the Lockbox Bank in the name of Purchaser (the "PURCHASER COLLECTION ACCOUNT").

          (b) Each Provider hereby covenants and agrees that, on and after the date hereof all invoices to be sent to Non-Governmental Third Party Obligors (and return envelopes which shall, in each instance, be furnished by the Provider) shall set forth only the address of the Purchaser Lockbox as a return address for payment of Non-Governmental Accounts and delivery of related EOBs and only the Purchaser Lockbox Bank Account as a receiving account with respect to wire transfers and other electronic transfers for payment of Non-Governmental Accounts. Each Provider hereby further covenants and agrees to instruct and notify each of the members of the Provider's accounting and collections staff to provide identical information in communications with

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     all Non-Governmental Third Party Obligors with respect to Non-Governmental
     Accounts and related collections, wire transfers and EOBs.

          4.3   PAYMENT MECHANICS OF GOVERNMENTAL ACCOUNTS.

          (a) Each Provider shall instruct the Lockbox Bank to: (i) transfer and deposit automatically on the close of business on each business day all checks and other Items received in the Provider Lockbox into the Provider Lockbox Bank Account; and (ii) transfer automatically on each business day all amounts then on deposit in the Provider Lockbox Bank Account to the Purchaser Collection Account. The Provider shall have no right, title or interest in any Purchaser Collection Account. Provider agrees to provide Purchaser with at least twenty-one days prior written notice of any change of automatic transfer instructions set forth in this Section 4.3(a). Provider shall not change or cancel such automatic transfer orders at any time, or, without the prior written consent of the Purchaser, change the identity of the Provider Lockbox Account or the Provider Lockbox Bank Account or the instructions, if any, to any Third Party Obligor of a Purchased Account to make its payments to such Provider Lockbox or Provider Lockbox Bank Account.

          (b) Each Provider shall take all necessary and appropriate steps, including without limitation the sending of a notice to all Third Party Obligors of Governmental Accounts ("GOVERNMENTAL THIRD PARTY OBLIGORS"), in the form of Exhibit D hereto or in such other form as Purchaser may at any time or from time to time provide for such purpose, to assure that all proceeds paid with respect to all Governmental Accounts, together with all related EOBs, be sent exclusively to the Provider Lockbox and that all wire transfers or other electronic transfers of proceeds with respect to Governmental Accounts be made directly into the Provider Lockbox Bank Account. All wire transfers will be credited on the date received in the Purchaser Collection Account and all checks, drafts, money orders or any other negotiable instruments shall be credited five business days after received into the Purchaser Collection Account.

          (c) Each Provider hereby covenants and agrees that, on and after the date hereof, all invoices to be sent to Governmental Third Party Obligors or their respective fiscal intermediaries (and return envelopes which shall, in each instance, be furnished by the Provider) shall set forth only the address of the Provider Lockbox as a return address for payment of Governmental Accounts and delivery of related EOBs and only the Provider Lockbox Bank Account as a receiving account with respect to wire transfers and other electronic transfers for payment of Governmental Accounts. Each Provider hereby further covenants and agrees to instruct and notify each of the members of the Provider's accounting and collections staff to provide identical information in communications with all Governmental Third Party Obligors and their respective fiscal intermediaries with respect to Governmental Accounts and related collections, wire transfers and other electronic transfers and EOBs.

          (d) Each Provider shall maintain the Provider Lockbox Bank Account solely and exclusively for the receipt of payments from Governmental Third Party Obligors.

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     Each Provider shall take all actions necessary to ensure that no payments from any Non-Governmental Third Party Obligor or any other entity or person shall be deposited into, and that no withdrawals, other than in accordance with the Lockbox Agreement, shall be made from, the Provider Lockbox or the Provider Lockbox Bank Account. The Provider shall not have any other account (other than the Provider Lockbox Bank Account) or post office box (other than the Provider Lockbox) into which proceeds from any Account payable by a Governmental Third Party Obligor purchased by Purchaser shall be deposited.

          4.4 INFORMATION RELATING TO COLLECTIONS ON ACCOUNTS; PAYMENT OF DEFERRED PURCHASE PRICE AND NON-PURCHASED ACCOUNT AMOUNT.

          (a) each Provider shall furnish to Purchaser: (i) reports relating to the creation of accounts as may reasonably be required by Purchaser;
     (ii) quarterly financial statements within 45 days of the end of each fiscal quarter of each of the Providers; (iii) annual financial statements within 90 days of the end of each fiscal year of each Provider; and (iv) any other financial or accounting reports or statements as Purchaser may reasonably request from time to time.

          (b) On or about each Wednesday and Friday, Purchaser and each Provider shall cause the Lockbox Bank to deliver, by Federal Express or other recognized overnight courier, to each of the Providers, the Purchaser and the Servicer, with respect to the period since the close of business on the most recent day covered by a previous delivery: (i) copies of (A) each Item, EOB and other documents or other communication received in the Purchaser Lockbox and (B) advices of each wire transfer or other electronic transfer received in the Purchaser Lockbox Bank Account; and (ii) copies of
     (A) each Item, EOB and other document or other communication received in the Provider Lockbox, and (B) advices of each wire transfer or other electronic transfer received in the Provider Lockbox Bank Account. Each Provider shall cause the Lockbox Bank to include any corrections or adjustments in respect of any such delivery promptly after discovery of the need therefor.

          (c) Not more frequently than once a week, the Providers shall send by facsimile transmission to the Servicer and the Purchaser a report in form and substance satisfactory to the Purchaser, signed by an authorized representative of each Provider (an "ACTIVITY PAYMENT REPORT"), which shall set forth for all Items received in the Lockbox Bank Accounts during the period covered by such report.

          (d) Unless a Provider is in default under the terms of this Agreement, promptly, but not later than the fifth business day after the Purchaser shall have received notice of Servicer's approval of any Activity Payment Report (or amended Activity Payment Report), and on the eighth business day after the Purchaser shall have received an Activity Payment Report (or amended Activity Payment Report) for which the Servicer shall not have delivered notice of its approval (or valid reasons for its non-approval), the Purchaser shall transfer the Deferred Purchase Price (less any amounts owed to Purchaser by a Provider), and the Non-Purchased Account Amount (less any

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     amounts owed to Purchaser by a Provider), as each is reflected on such
     Activity Payment Report or amended Activity Payment Report, to a business checking account established by the Providers with _________ and specified in writing by Providers to Purchaser at least ten days prior to any such transfer (the "PROVIDER OPERATING ACCOUNT"). The Purchaser shall use its reasonable efforts to transfer such Deferred Purchase Price and Non-Purchased Account Amount, if any, to the Provider Account prior to the Weekly Closing Date following the date which is three business days after receipt by the Servicer of any Activity Payment Report.

          "DEFERRED PURCHASE PRICE", with respect to a Purchased Account, means the excess, if any, of (i) the aggregate amount of collections on such Purchased Account received by Purchaser over (ii) the sum of (x) the Target Amount of such Purchased Account plus (y) the amount of such collections applied by Purchaser to pay amounts owed by a Provider to Purchaser pursuant to this Agreement, to pay amounts owed by Purchaser or a Provider to the Lockbox Bank pursuant to the Lockbox Agreement, or to reimburse Purchaser for amounts paid by Purchaser (directly or indirectly, including without limitation by a debit to a bank account) to the Lockbox Bank pursuant to the Lockbox Agreement.

          "NON-PURCHASED ACCOUNT AMOUNT", with respect to any Account other than a Purchased Account, means the excess, if any, of (i) the aggregate amount of collections on such account received by the Purchaser over (ii) the amount of such collections applied by Purchaser to pay amounts owed by a Provider to Purchaser pursuant to this Agreement, to pay amounts owed by Purchaser or a Provider to the Lockbox Bank pursuant to the Lockbox Agreement, or to reimburse Purchaser for amounts paid by Purchaser (directly or indirectly, including without limitation by a debit to a bank account) to the Lockbox Bank pursuant to the Lockbox Agreement.

          "TARGET AMOUNT" means, with respect to a Purchased Account, the sum of
(a) the Initial Down Payment for such Purchased Account plus (b) the amount of Purchaser's discount fees accrued with respect to such Purchased Account through the date on which Purchaser has received collections on such Purchased Account in an amount at least equal to the Initial Down Payment for such Purchased Account.

          (e) The amounts of all Deferred Purchase Prices and Non-Purchase Account Amounts transferred to the Provider Operating Account as described above are subject to collection.

          5. MISDIRECTED PAYMENTS; EOBS. Any payment with respect to an Account, whether in the form of check or other instrument, cash or wire transfer, received by the Providers which, pursuant to Section 4 hereof, should have been sent to either the Purchaser Lockbox or the Purchaser Lockbox Bank Account or the Provider Lockbox or the Provider Lockbox Bank Account shall be deemed a "MISDIRECTED PAYMENT." In the case of any Misdirected Payment, the Provider, at its sole cost and expense, shall promptly take all necessary steps described in paragraphs (a) through (d) of this Section 5 and, pending the delivery of any such payments as so provided, shall: (i) hold all such payments in trust for the Purchaser and (ii) segregate all such payments and not deposit the same in the account of any other person or entity other than as provided below nor commingle the same with the funds of the Provider or the funds of any other person or entity.

          (a) In the event that a Provider receives a Misdirected Payment from a Third Party Obligor in the form of a check or other instrument, the Provider shall, as applicable, either: (i) in the case of Non-Governmental Accounts, immediately deposit in the Purchaser Lockbox such check or other instrument, duly endorsed over to the Purchaser, together with the related EOB and the envelope in which such payment was received; or (ii) in the case of Governmental Accounts, immediately deposit in the Provider Lockbox such check or other instrument, together with the related EOB and the envelope in which such payment was received. In the event that a Provider receives a Misdirected Payment in the form of cash or wire transfer or other electronic transfer, the Provider shall immediately wire transfer the full amount of the Misdirected Payment directly into the Purchaser Lockbox Bank Account and shall simultaneously therewith send all related EOBs to the Purchaser Lockbox. All Misdirected Payments and EOBs shall be so deposited or wire transferred not later than the Provider's close of business on the fifth business day following its receipt of such Misdirected Payment or EOB.

          (b) If a Provider does not deposit or wire transfer a Misdirected Payment into the applicable Lockbox or the applicable Lockbox Bank Account, as applicable, in accordance with paragraph (a) above, by the close of business on the fifth business day following its receipt of a Misdirected Payment, then the Provider shall pay interest on such Misdirected Payment to the Purchaser, from such date until and including the date such Misdirected Payment is received in such Lockbox or Lockbox Bank Account, as the case may be, at a rate equal to eighteen percent (18%) per annum or the maximum rate legally permitted if less than such rate (the "ADDITIONAL CHARGE"). Such interest shall be payable on demand or, at the option of the Purchaser, in accordance with paragraph (c) below. For purposes of the foregoing, if a Misdirected Payment is in the form of a check or other instrument, the Provider shall be deemed to have received such Misdirected Payment on the date that is five (5) days after the postmark date on the envelope from the Third Party Obligor enclosing such check or instrument (or, if no such envelope is deposited in the applicable Lockbox, on the date that is five (5) days after the date of such check or other instrument).

          (c) The Purchaser shall have the right, without notice, to set-off or recoup the full amount of all Misdirected Payments (plus interest thereon at the Additional accrued or accruing in accordance with paragraph
     (b) above) against any amounts payable from time to time to a Provider pursuant to this Agreement.

          (d) Each Provider hereby agrees and consents that the Purchaser or Servicer, as the case may be, shall have the right to take such actions as are deemed by either of them to be necessary or appropriate to ensure that future payments from the Third Party Obligor of a Misdirected Payment shall be made in accordance with the notice previously delivered to such Third Party Obligor pursuant to paragraph 4.2 or 4.3 of this Agreement, including, without limitation by similarity or otherwise: (i) the Purchaser or Servicer executing on the Provider's behalf and delivering to such Third Party Obligor a new notice and (ii) the Purchaser or the Servicer contacting such Third Party Obligor by telephone to confirm the instructions previously set forth in the notice to such Third Party Obligor. Upon request, each Provider shall promptly (and, in any event, within one (1) business day from such request) take such actions as the Purchaser or Servicer may request.

          6. INELIGIBLE ACCOUNTS. A Purchased Account shall be an "INELIGIBLE ACCOUNT" if one of the following has occurred: (i) there has been a breach of any representation or warranty contained herein relating to such Purchased Account; (ii) Purchaser has not received collections with respect to such Purchased Account in an amount at least equal to the Target Amount for such Purchased Account within 120 days from the date of service relating to such Purchased Account (other than as a result of the bankruptcy or insolvency or receivership of the applicable Third Party Obligor), or (iii) Purchaser reasonably has determined prior to the end of such 120 day period (other than a result of the bankruptcy or insolvency or receivership, or anticipated bankruptcy or insolvency or receivership, of the applicable Third Party Obligor) that such Third Party Obligor will not pay, by the end of such 120 day period, an amount on such Purchased Account equal to not less than the Target Amount for such Purchased Account. Each Provider shall cure such breach or repurchase each such Ineligible Account from the Purchaser at a price equal to the Repurchase Price within five (5) business days of the earlier of notification to, or discovery by, the Provider or Purchaser of the breach or failure of Purchaser to receive payment of the Target Amount as described above. The "REPURCHASE PRICE" for an Ineligible Account (a "REPURCHASED ACCOUNT") shall be equal to (i) the sum of the Initial Down Payment for such Account plus the amount of Purchaser's discount fees for such Account accrued through the date of Provider's repurchase of such Account, less (ii) any amount collected by the Purchaser with respect to such Ineligible Account. The Repurchase Price shall be payable by check or wire transfer, at the option of the Purchaser. Upon receipt by the Purchaser of the Repurchase Price, the Provider shall be deemed to have repurchased, and the Purchaser shall be deemed to have resold to the Provider, the Ineligible Account without any representation, warranty or recourse whatsoever and, thereupon, the Purchaser shall have no obligation whatsoever to the Provider with respect to such Repurchased Account and such Account shall cease to be a Purchased Account. Notwithstanding any other provision of this Agreement to the contrary, and in addition to all other rights and remedies available to Purchaser under this Agreement or at law or in equity, the Purchaser may offset against or recoup from any amounts it may owe to the Provider any and all amounts due to the Purchaser with respect to Repurchased Accounts. If, after receipt of any payment of all or any part of the Repurchase Price for any Repurchased Account, the Purchaser is required to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, impermissible set-off, diversion of trust funds, or for any other reason, this Agreement shall continue in full force (except, at the Purchaser's option, with respect to any obligation it may be deemed to have to purchase any additional Accounts from the Provider) and the Provider shall be liable to the Purchaser for, and shall indemnify and hold the Purchaser harmless against, the aggregate amounts of all such surrendered payments, any damages to the Purchaser resulting therefrom and any legal fees and other costs or expenses incurred by or on behalf of the Purchaser in enforcing its rights hereunder or with respect thereto.

          7. REPRESENTATIONS AND WARRANTIES OF EACH PROVIDER. Each Provider represents and warrants to the Purchaser, each of which representation and warranty shall be deemed material and relied upon by the Purchaser, as follows:

          (a) With respect to the Provider, as of the date hereof and as of the date of each purchase of Accounts:

                (i) If a corporation or a partnership or a limited liability company, the Provider is duly organized, validly existing and in good standing as such under the laws of the jurisdiction of its organization; is qualified to do business and is in good standing under the laws of each state where the failure to so qualify would have a material adverse effect on the business and operations of the Provider; and has all the power and authority necessary to: (A) operate its business as it is now being conducted, including the sale of Accounts, (B) execute, deliver and perform this Agreement, including all obligations contemplated hereby, (C) execute and deliver and perform its obligations under all other documents now or hereafter executed in connection herewith (all such documents to be included within the definition of Agreement), and (D) convey good and marketable title and ownership of the Purchased Accounts to the Purchaser. The execution, delivery and performance by the Provider of this Agreement have been duly authorized by all appropriate action on behalf of the Provider. If a sole proprietorship, the Provider has the necessary power and capacity under applicable law to operate its business as it is now being conducted and to execute, deliver and perform all its obligations as provided for in this Agreement.

                (ii) This Agreement is the legal, valid and binding obligation of the Provider, enforceable against the Provider in accordance with its terms. Upon the filing of financing statements setting forth the collateral described on Exhibit E hereto in all appropriate jurisdictions, any security interest in favor of the Purchaser granted pursuant to this Agreement will be a fully enforceable first priority security interest validly perfected whether or not the Third Party Obligors have been notified of the sale of Accounts to the Purchaser.

                (iii) The execution, delivery and performance of this Agreement does not and will not violate any provision of law, regulation or any order or decree of any court or governmental agency, or violate any provision of the Provider's organizational documents (if a corporation or partnership or limited liability company) or any agreement to which the Provider is a party or by which it or any of its assets are bound, and does not and will not, with the giving of notice, the passage of time or otherwise, conflict with, result in a breach of, or constitute a default under, any such agreement or result in the creation of any lien or security interest upon any of the Provider's assets, except in favor of the Purchaser.

                (iv) The Provider has all permits, licenses, provider numbers, accreditations, certifications, authorizations, approvals, consents and agreements of all Third Party Obligors, governmental agencies and instrumentalities, accreditation agencies and any other person or entity necessary or required for the Provider to own the assets that it now owns, to carry on its business as now conducted, to execute, deliver and perform this Agreement, including any other documents contemplated hereby, and to receive payments from the Third Party Obligors; and the Provider has not been notified by any such Third Party Obligor, governmental agency or instrumentality, accreditation agency or any other person or entity that any such Third Party Obligor, agency, instrumentality or other person or entity has rescinded or not renewed, or intends to rescind or not renew, any such permit, license, provider number, accreditation, certification, authorization, approval, consent or agreement granted by it to the Provider or to which it and the Provider are parties.

                (v) There are no actions, suits, proceedings or investigations pending or threatened against the Provider before any court, governmental agency or other tribunal, other than suits filed prior to commencement of the Bankruptcy Case (as defined below), which could materially and adversely affect its ability to perform under this Agreement. The Provider does not have any intent to hinder, delay, or defraud any of its creditors in connection with the transactions contemplated by this Agreement.

                (vi) Neither the Provider nor any persons who provide professional services under agreements with the Provider have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, federal CHAMPUS statutes or regulations promulgated pursuant to such statutes or any other federal or state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (xx) in return for referring an individual to a person or entity for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any federal healthcare program or other governmental healthcare program or (yy) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or any federal healthcare program or other governmental healthcare program, or (zz) in connection with making prohibited referrals.

                (vii) The Provider has valid business reasons for selling the Purchased Accounts rather than obtaining a loan with the Accounts as collateral.

          (b) With respect to each Account, as of the date such Account is purchased and continuing thereafter so long as the Provider shall have any obligations remaining hereunder:

                (i) All documents and agreements relating to each Purchased Account that are necessary to collect such Purchased Account have been delivered to the Purchaser and all such documents and agreements are true, correct and complete; the Provider has billed the applicable Third Party Obligor and the Provider has delivered or caused to be delivered to such Third Party Obligor all requested supporting claim documents with respect to such Purchased Account; all information set forth in the bill and supporting claim documents is true, correct and complete, and, if any error has been made, the Provider will promptly correct the same and, if necessary, rebill or, if requested by the Purchaser or Servicer, cooperate to rebill such Purchased Account.

                (ii) Each Account is exclusively owned by the Provider (immediately prior to the sale of such Account to Purchaser pursuant to this Agreement) and there is no security interest or lien in favor of any third party, and no recording or filing against the Provider, as debtor, covering or purporting to cover, any interest of any kind in any Account, except (x) as has been released by each party holding such interest or lien in the Account and (y) in favor of Purchaser. Upon the Weekly Closing Date with respect to a Purchased Account all right, title and interest of the Provider with respect thereto automatically shall be vested in the Purchaser, free and clear of any lien, security interest, claim or encumbrance of any kind, and the Provider agrees, at its sole cost and expense, to defend the same against the claims of all persons and entities.

                (iii) Each Purchased Account: (A) is payable, in an amount not less than and in a manner consistent with the assumptions underlying the determination of its expected Net Collectible Amount, by the Third Party Obligor identified by the Provider as being obligated to do so;
          (B) is based on an actual and bona fide rendition of services or sale of goods to the patient by the Provider in the ordinary course of its business; (C) is denominated and payable only in lawful currency of the United States; (D) is an account or general intangible within the meaning of the UCC of the state in which the Provider has its principal place of business or is a right to payment under a policy of insurance or the proceeds thereof, and is not evidenced by any instrument; and (E) to the best of Provider's knowledge and belief will be paid by the Third Party Obligor in an amount equal to the Net Collectible Amount within one hundred twenty (120) days after the related goods are provided or services are rendered by the Provider unless such Obligor, at such 120th day, is the subject of bankruptcy, insolvency, or receivership proceedings. There is no payor other than the Third Party Obligor identified by the Provider as the payor primarily liable on any Purchased Account.

                (iv) Each Purchased Account is not subject to any action, suit, proceeding or dispute (pending or threatened), set-off, recoupment, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination or the like by any Third Party Obligor. The Weekly Closing Date relating to a Purchased Account is not later than 60 days after the date of service giving rise to such Account.

                (v) The Provider does not have any guaranty of, letter of credit providing credit support for, or collateral security for, any Purchased Account, other than any such guaranty, letter of credit or collateral security which has been assigned and delivered to the Purchaser, and any such guaranty, letter of credit or collateral security is not subject to any lien in favor of any other person or entity.

                (vi) The goods provided or services rendered giving rise to each Purchased Account were furnished by Provider in the ordinary course of its business and to the best of Provider's knowledge and belief were medically necessary for the patient; the fees charged for such goods or services were the usual, customary and reasonable fees charged by other providers in the Provider's community and the community in which such patient resides for the same or similar goods and services; the fees for goods and services relating to the Purchased Accounts which are subject to limitations imposed by workers' compensation regulations or by contracts for reimbursement from Third Party Obligors do not exceed the limitations so imposed and each Purchased Account relating to goods and services the fees for which are so restricted has been clearly identified by the Provider to Purchaser as being subject to such restriction; the patient received such goods or services and the medical insurance coverage or other coverage by the responsible Third Party Obligor with respect thereto was effective at the time of treatment. Each patient signed a patient consent form in connection with all Purchased Accounts and such consent form is sufficient to allow the Provider to deliver to the Purchaser and Servicer with respect to each such Purchased Account, and for the Provider, the Purchaser, and the Servicer to deliver to the Third Party Obligor with respect to each such Purchased Account, information or documents necessary for the performance of servicing obligations with respect to such Purchased Accounts without violating any patients' privacy rights.

                (vii) The expected payment by the applicable Third Party Obligor for the goods or services constituting the basis for each Purchased Account is consistent with the usual, customary and reasonable fees charged by other similar medical service providers in the Provider's community for the same or similar services.

                (viii) To the best of Provider's knowledge and belief, the Third Party Obligor with respect to each Purchased Account is: (A) not, as of the date such Account is purchased, the subject of any bankruptcy, insolvency or receivership proceeding, nor, as of the date such Account is purchased, is it generally unable to make payments on its obligations when due; (B) located in the United States; and (C) one of the following: (i) an entity which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, without limitation, commercial insurance companies and not-for-profit insurance companies (such as Blue Cross and Blue Shield entities) issuing health, personal injury, workers' compensation or other types of insurance, employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations, health maintenance organizations or any other similar entity; or (ii) Medicare, Medicaid, governmental bodies or another Third Party Obligor of the type described in the definition of Governmental Accounts.

                (ix) The proceeds of the sale of the Purchased Accounts will be used for the business and commercial purposes of the Provider. The sale of the Purchased Accounts pursuant to this Agreement is made in good faith and without actual intent to hinder, delay or defraud present or future creditors of the Provider. The Purchase Price for the Purchased Accounts is reasonably equivalent to the value of such Purchased Accounts.

                (x) To the best of Provider's knowledge and belief, the insurance policy, contract or other instrument obligating a Third Party Obligor to make payment with respect to any Purchased Account:
          (A) does not contain any provision prohibiting the transfer of the right to receive such payment from the patient to the Provider, or from the Provider to the Purchaser; (B) has been duly authorized and, together with the Purchased Account, constitutes the legal, valid and binding obligation of the Third Party Obligor enforceable against such Third Party Obligor in accordance with its terms; (C) together with the Purchased Account, does not contravene in any material respect any requirement of law applicable thereto; and (D) was in full force and effect and applicable to the patient at the time the goods or services constituting the basis for the Purchased Account were furnished.

                (xi) The representations, warranties and statements made by the Provider in this Agreement and any other documents delivered pursuant hereto, any financial information with respect to the Provider delivered to the Purchaser and any other related documents, including, without limitation, any description of any Purchased Account, are and to the best of Provider's knowledge and belief shall remain true, correct and complete and do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made therein not misleading. Promptly, upon discovering that any such representations, warranties and/or statements made by the Provider have become untrue, incorrect or incomplete or contain an untrue statement of fact, Provider shall immediately notify Purchaser of such change. Immediately upon discovering that any such representations, warranties and/or statements made by the Provider have become untrue, incorrect or incomplete, Provider shall have an obligation to immediately notify the Purchaser of such change.

                (xii) The Provider has complied with all of its covenants and agreements in this Agreement with respect to each Account.

                (xiii) As an additional condition to Purchaser's obligations under this Agreement and the Factoring Order, each of the Provider's Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer (collectively, the "SENIOR OFFICERS") shall execute and deliver to Purchaser an acknowledgement of validity of receivables, in the form and substance reasonably satisfactory to Purchaser, Provider and each of the Senior Officers, that includes an acknowledgement that, to the best of his or her knowledge (but without any obligation on the part of the Senior Officers to make investigation, other than such investigation, if any, customary in the industry and consistent with the ordinary course of business between and among the Provider and the obligor of each Purchaser Account), each Purchased Account is valid, enforceable and collectible in accordance with its terms.

          8. COVENANTS OF EACH PROVIDER. Each Provider covenants and agrees with the Purchaser as follows:

          (a) The Provider shall execute such financing statements under the UCC (naming the Purchaser as Purchaser and/or secured party) as the Purchaser may reasonably request with respect to all Accounts whether or not purchased pursuant to this Agreement. From time to time, upon request of the Servicer or Provider, the Provider shall provide the Purchaser with any additional information, shall execute and deliver to the Purchaser any additional agreements, instruments, notices to Third Party Obligors, documents or financing statements and shall take all actions deemed by the Purchaser as necessary or desirable to effectuate the provisions of this Agreement and any documents delivered pursuant hereto, to evidence, protect and perfect the assignment of the title to the Purchased Accounts and the grant of a security interest in and lien on the Accounts and to facilitate the collection of the Purchased Accounts. Notwithstanding the foregoing, Purchaser shall have the right to file financing statements without the Provider's signature thereon, such right being hereby authorized. Unless otherwise requested by the Purchaser, the Uniform Commercial Code ("UCC") financing statement property description in the UCC financing statement filed by the Purchaser against the Provider shall be in the form of Exhibit
     E. At the option of the Purchaser, at any time and from time to time, the Provider shall furnish to the Purchaser claim documents relating to Accounts which are not Purchased Accounts.

          (b) The Purchaser and its agents and representatives are hereby irrevocably constituted and designated as the Provider's attorneys-in-fact, which irrevocable power of attorney is coupled with an interest: (i) to endorse or sign the Provider's name to remittances, invoices, assignments, checks (other than in payment of Governmental Accounts, unless the Purchaser has obtained an appropriate court order or decree), drafts or other instruments or documents in respect of the Purchased Accounts; (ii) to notify Third Party Obligors (other than Governmental Third Party Obligors, unless the Purchaser has obtained an appropriate court order or decree) to make payments on the

     Purchased Accounts directly to the Purchaser; and (iii) to bring suit in the Provider's name and to settle or compromise such Purchased Accounts as the Provider or the Servicer may, in its discretion, deem appropriate (other than with respect to Governmental Third Party Obligors, unless Purchaser has obtained an appropriate court order or decree); and (iv) to sign and file financing statements on the Provider's behalf. Notwithstanding the foregoing, upon request of Purchaser from time to time, Provider shall cooperate with Purchaser in order to allow Purchaser to obtain a court order or decree directing Governmental Third Party Obligors to make payments on Governmental Accounts directly to the Purchaser Lockbox or the Purchaser Lockbox Bank Account.

          (c) The Provider shall pay to the Purchaser (or any assignee or participant) the out of pocket costs, fees and expenses (including reasonable attorney's fees and auditing fees) incurred by the Purchaser (or any assignee or participant) incident to the exercise of the rights of the Purchaser and the enforcement of the Provider's obligations hereunder, including those involving any bankruptcy or insolvency proceedings of the Provider, and the Purchaser's costs, fees and expenses in monitoring and participating in any such proceedings, within fifteen (15) days of the receipt of notice thereof. Upon request, Provider will reimburse Purchaser (or any assignee or participant) certain routine expenses, including credit research, filing searches, filing fees, wire transfer costs, overnight mail and travel expenses.

          (d) The Provider shall: (i) treat transfers to the Purchaser of Purchased Accounts hereunder as a sale for all purposes, including tax and accounting (and shall accurately reflect all such sales in its financial statements; the financial statements of the Provider shall disclose the effects of the sale and purchase of the Purchased Accounts in accordance with generally accepted accounting principles, including treating the sale of the Purchased Accounts as a sale rather than as a financing transaction; and the financial statements of the Provider shall clearly indicate that the Purchased Accounts have been purchased by the Purchaser and that the Purchased Accounts are not available to satisfy the obligations of the Provider or its affiliates) , and shall promptly advise all persons and entities who inquire about the ownership of any Purchased Accounts that the Purchased Accounts have been sold to the Purchaser; (ii) not treat any Purchased Accounts as an asset on the Provider's books and records; (iii) record in the Provider's books, records and computer files pertaining thereto that the Purchased Accounts have been sold to the Purchaser and that the Purchaser has exclusive ownership of the Purchased Accounts; (iv) pay all taxes, if any, relating to the transfer of the Purchased Accounts after the same have been purchased by the Purchaser; (v) not assign or grant any security interest in any Accounts from and after the date hereof to any person or entity other than the Purchaser; (vi) not impede or interfere with the Purchaser's collection of any Purchased Accounts; (vii) not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of Purchased Accounts; (viii) obtain all consents from patients which are required by law in order for the Purchaser or the Servicer to obtain information needed to obtain payment from the respective Third Party Obligors; (ix) bill Accounts on the same bases and using the same policies and practices that it has used in the past unless the Purchaser has been advised of and consented in writing to a change prior to its purchase of such Accounts; and (x) not claim any ownership interest in any Purchased Account.

     The Purchaser or its designated representatives from time to time may audit or otherwise verify any Accounts, inspect, check, and take copies of or extracts from the Provider's books, records and files and interview employees and former employees of the Provider and, in each instance, the Provider shall make the same available to the Purchaser or such representatives at any reasonable time for such purposes.

          (e) The Provider agrees that the Purchaser or the Servicer shall have the right but not the obligation to have at least one of its agents or representatives physically present in the Provider's administrative offices during normal business hours to assist the Provider in performing its obligations under this Agreement.

          (f) Until such time as the Provider has satisfied all obligations owed Purchaser under this Agreement, the Provider shall deliver to the
     Purchaser: (i) within 45 days after the end of each fiscal quarter, the Provider's financial statements for such period and for that portion of its fiscal year through the end of such period; (ii) within 150 days after the end of the Provider's fiscal year, the Provider's audited, annual financial statements for such year (or if such statements are not audited, annual financial statements certified by the Provider's chief financial officer); and (iii) promptly upon request, such other information concerning the Provider as the Purchaser or the Servicer may from time to time request, including without limitation Medicare cost reports and audits. All financial statements delivered to the Purchaser shall be prepared on a basis consistent with those previously submitted to the Purchaser. The Provider shall not change its accounting coding system for its Accounts without prior written notification to the Purchaser of such change.

          (g) The Provider shall promptly notify the Purchaser and the Servicer in the event of any action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or may be asserted by a Third Party Obligor with respect to any Account. The Provider shall make all payments to the Third Party Obligors necessary to prevent the Third Party Obligors from offsetting any earlier overpayment to the Provider against any amounts the Third Party Obligors owe on any Purchased Accounts.

          (h) Subject to the disclosure requirements applicable in Chapter 11 Bankruptcy Cases, the Provider shall not at any time, during or after the Offer Period, disclose to any third party the terms of this Agreement (including without limitation the exhibits hereto) or any information or materials communicated to the Provider by the Purchaser or obtained by the Provider from the Purchaser (the "CONFIDENTIAL MATERIALS") unless specifically authorized in writing by the Purchaser to do so; provided, however, that the Provider may disclose certain Confidential Materials, on a need-to-know basis, to its officers, directors, shareholders and employees as is reasonably necessary for compliance with the terms of this Agreement, provided, further, however, that the Provider shall comply with its obligations under this Agreement to inform third parties that the Purchaser owns the Purchased Accounts. In the event that at any time or from time to time the Purchaser shall give the Provider written authorization to make any disclosures of Confidential Materials, the Provider shall do so only within the limits and to the extent of such authorization. In addition, the Provider shall take all actions necessary to prevent disclosure of any Confidential Materials to any third party. In the event that the Provider is requested or directed to supply any information contained in any such Confidential Materials pursuant to the terms of a subpoena, order, civil investigation demand or similar process issued by a court of competent jurisdiction or by a governmental body, the Provider shall: (a) immediately notify the Purchaser of the service of such process and of all other terms and circumstances surrounding such request or direction; (b) consult with the Purchaser on the advisability of taking legally available steps to resist or limit such request or direction; and (c) if disclosure of such information is required, furnish only that portion of the Confidential Materials which, in the opinion of the disclosing party's counsel, is legally required to be so disclosed and advise the Purchaser as far in advance of such disclosure as is possible in order that the Purchaser may have an opportunity to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Materials. Without limiting the generality of the foregoing, the Provider shall not oppose any actions by the Purchaser or any of its agents or representatives to obtain appropriate protective orders or other reliable assurances that confidential treatment shall be accorded to such Confidential Materials. Notwithstanding the foregoing, no act of disclosure by the Debtors during their Bankruptcy Case (as defined below) that is reasonably necessary or appropriate to the Chapter 11 process or under applicable non-bankruptcy law shall be deemed a violation of this Subsection (h).

          (i) The Provider shall not: (i) enter into any agreement to subordinate its rights with respect to any Accounts to any other person or entity without the prior written consent of the Purchaser, or (ii) amend any such agreement as to which Purchaser's consent has been given, without, in each such instance, the prior written consent of Purchaser to such amendment.

          (j) The Provider shall immediately notify the Purchaser of any default in any indebtedness of the Provider. The Provider agrees that, subject to the penultimate sentence of this paragraph, the Purchaser shall have the right, in its sole discretion, to pay any person or entity as to whom such default exists out of amounts otherwise payable to the Provider pursuant to this Agreement, and the Provider hereby authorizes the making of any such payment directly to such aggrieved person or entity and any such payment by the Purchaser to such person or entity shall be deemed to constitute a payment to the Provider of the corresponding amount payable by Purchaser to the Provider. In the event of a good faith dispute as to the existence of any such default, the Provider agrees that, subject to the penultimate sentence of this paragraph, the Purchaser shall have the right, in its sole discretion, to make any such payment into an escrow account pending determination thereof. It is understood and agreed that this provision is for the benefit of the Purchaser and that the third party person or entity shall not be entitled to enforce any rights hereunder. It is further understood that prior to the Purchaser making any payments pursuant to this paragraph (whether directly to another person or entity or to an escrow account), the Purchaser shall give the Provider prior written notice of the Purchaser's intent to make such payment and the Purchaser shall give the Provider 20 days to cure such default. If such default is not cured within such 20 day period the Purchaser shall be entitled to make the payments described in this paragraph.

          (k) The Provider shall immediately notify the Purchaser if any representation or warranty made by the Provider pursuant to this Agreement shall cease to be true, correct and complete in all respects.

          (l)   The Provider shall immediately notify the Purchaser in writing
     (i) if it has any intention of commencing any bankruptcy or insolvency proceeding or (ii) upon the commencement of any bankruptcy or insolvency proceeding by or against the Provider. This Sub-section (l) shall not be enforceable during the pendency of the Debtors' jointly administered Chapter 11 Bankruptcy Case filed on November 27, 2002, with the United States Bankruptcy Court for the Eastern District of New York, Case Nos. 8-02-88564 (the "BANKRUPTCY CASE").

          (m) Provider acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Purchaser and Provider and Provider waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between Purchaser and Provider in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages or other relief.

          (n) Provider acknowledges that this Agreement is one of financial accommodation and not assumable by any debtor, trustee, or debtor-in-possession in any bankruptcy proceeding without Purchaser's express written consent. Notwithstanding the foregoing, this Subsection (n) shall be deemed inapplicable during the pendency of the Bankruptcy Case.

          (o) Purchaser's books and records shall be admissible in evidence without objection as prima facie evidence of the status of the accounts between Purchaser and Provider. Each statement, report or accounting rendered or issued by Purchaser to Provider shall be deemed conclusively accurate and binding on Provider unless within fifteen (15) days after the date of issuance Provider notifies Purchaser to the contrary by registered or certified mail, setting forth with specificity the reasons why Provider believes such statement, report or accounting is inaccurate, as well as what Provider believes to be correct amount(s) therefor. Provider's failure to receive any such statement shall not relieve it of the responsibility to request such statement and Provider's failure to do so shall nonetheless bind Provider to whatever Purchaser's records would have reported.

          (p) In the event Provider's principals, officers or directors form a new entity, which shall engage in the same business as Provider, whether corporate, partnership, limited liability company or otherwise during the term of this Agreement or while Provider remains liable to Purchaser for any obligations under this Agreement, such entity shall be deemed to have expressly guaranteed the obligations due Purchaser by Provider under this Agreement. Upon the formation of any such entity, Purchaser shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed entity, a new UCC-1 financing statement and to have it filed with any and all appropriate secretaries of state or other UCC filing offices. Purchaser shall be held harmless by Provider and be relieved of any liability as a result of

     Purchaser's execution and recording of any such financing statement or the resulting perfection of a lien in any of the new entity's assets. In addition, Purchaser shall have the right to notify the new entity's Third Party Obligors of Purchaser's rights, including without limitation, Purchaser's right to collect all Accounts, and to notify creditor of the new entity that the Purchaser has rights in such new entity's assets.

          9.    SECURITY INTEREST.

          (a) "SUBJECT PROPERTY" (sometimes referred to herein as "COLLATERAL") means all of the Providers' right, title and interest in, to and under any and all of the following: all Accounts and Purchased Accounts arising on or after October 18, 2002, and all Accounts and Purchased Accounts representing any and all of Providers' rights to payment, whenever arising, together with all accounts, chattel paper, documents, instruments, letter of credit rights, supporting obligations, deposit accounts, and general intangibles arising from or related thereto, all rights, remedies, guarantees, security interests and liens in respect of any of the foregoing, all records (other than patient medical records to the extent protected from disclosure by law) and other information necessary or relevant to the collection of such Accounts and Purchased Accounts, whether now owned or existing or hereafter created, acquired or arising and wherever located and all of the proceeds, products, and offspring of the foregoing (all of such terms, as applicable, are presently or hereafter defined in the Uniform Commercial Code), including but not limited to (i) all rights to payment arising on or after October 18, 2002 under any agreements with all Third Party Obligors, (ii) all cash deposited with Purchaser or that Purchaser is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Factoring Agreement, and
     (iii) any and all cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to, or destruction of any or all of the Subject Property or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form.

          (b) In the event that, contrary to the mutual intent of the Provider and the Purchaser, any purchase of any Purchased Accounts is not characterized as a sale, each Provider shall, effective as of the date hereof, be deemed to have granted (and the Provider does hereby grant) to the Purchaser a first priority security interest in and to all of the Subject Property to secure the repayment of all amounts advanced to or for the benefit of each Provider and all of the Providers hereunder and all other amounts due or owing to the Purchaser by any and all of the Providers, and this Agreement shall be deemed to be a security agreement for such purposes. In such event, it is agreed that this Agreement is intended to comply in all respects with all provisions of law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, the Providers are required to pay, or have paid, interest or fees at a rate in excess of the highest rate of interest which may be charged by the Purchaser or which the Providers may legally contract to pay under applicable law (the "MAXIMUM RATE"), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest or fees payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest or fees in excess of the

     Maximum Rate shall be deemed to have been prepayments of the amounts advanced to the Providers hereunder.

          (c) With respect to the grant of a security interest as set forth above, the Purchaser may, at its option, exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. Each Provider agrees that five (5) days shall be reasonable prior notice of the date of any public or private sale or other disposition of all or part of the Subject Property.

          (d) Each Provider represents and warrants that: (i) the location of the Provider's principal place of business, chief executive office and all locations in which the Provider maintains records with respect to the Accounts are set forth in the introductory paragraph of this Agreement, and that the Provider has not changed any such location in the last five (5) years; and (ii) the exact name of the Provider is as set forth in the introductory paragraph of this Agreement and, except as set forth therein, the Provider has not changed its name in the last five (5) years and during such period the Provider did not use, nor does the Provider now use, any fictitious, doing business as or trade name or any other name. Each Provider shall notify the Purchaser in writing thirty (30) days prior to any change in any location referred to in clause (i) and/or any change in any name referred to in clause (ii).

          10. REMEDIES. Each of the Purchaser's rights and remedies under this Agreement are cumulative, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies which the Purchaser may have under applicable law. The Purchaser shall have the right, in its sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised. No act, failure or delay by the Purchaser shall constitute a waiver of any of the rights and remedies to which it would otherwise be entitled. In the event Purchaser deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of any Provider's default, each Provider waives any requirement that Purchaser post or otherwise obtain or procure any bond. Alternatively, in the event Purchaser, in its sole and exclusive discretion, desires to procure and post a bond, Purchaser may procure and file with the court a bond in an amount up to and not greater than $10,000.00 notwithstanding any common or statutory law requirement to the contrary. Upon Purchaser's posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with applicable law. Each Provider also waives any right it may be entitled to, including an award of attorney's fees or costs, in the event any equitable relief sought by and awarded to Purchaser is thereafter, for whatever reason(s), vacated, dissolved or reversed. Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide a Provider with a right to attorney's fees or costs, each Provider hereby waives any and all rights to hereafter seek attorney's fees or costs thereunder and each Provider agrees that Purchaser exclusively shall be entitled to indemnification and recovery of any and all attorney's fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

          11.   TERM; TERMINATION.

          (a) The Offer Period shall be automatically extended from year to year on the terms and conditions set forth in this Agreement unless (i) Purchaser shall, not less than thirty (30) days prior to the expiration of the initial one year Offer Period or any subsequent one year Offer Period, give to the Providers notice of Purchaser's intention not to so extend or
     (ii) the Providers shall, in accordance with paragraph (b), give to Purchaser notice of the Providers' intention to terminate this Agreement. This Agreement shall be binding upon the parties hereto upon its execution and shall continue until the later of (i) the collection of all Accounts sold hereunder or (ii) the payment of any Repurchase Prices and all other amounts due hereunder.

          (b) The Providers may terminate their obligation to offer to sell Accounts to the Purchaser pursuant to this Agreement upon no less than sixty (60) days prior written notice to the Purchaser.

          (c) In addition to any other rights and remedies provided for herein, the Purchaser may, upon the occurrence of any of the following Termination Events, by way of example, but not by way of limitation, enforce all of their rights (so long as Purchaser provides Debtors, the United States Trustee, and counsel for the Unsecured Creditors' Committee, if any, with not less than ten (10) calendar days written notice to cure). Notwithstanding the foregoing, upon a Default, Purchaser shall be entitled to a hearing on an expedited basis after three (3) business days' notice to Debtors and counsel for Debtors, subject to the Court's calendar and availability, regarding immediate relief from the automatic stay of Bankruptcy Code Section 362 (a), which shall entitle the Purchaser to seek, inter alia and without limitation, the following relief:

                (i) immediate payment of all money due under the Factoring Agreement;

                (ii) immediate set-off against any and all Collateral for all amounts owed;

                (iii) immediate notification to all non-government account debtors, whether or not of purchased accounts, that payment shall be made exclusively to Purchaser;

                (iv) immediate authority for Purchaser to proceed in any non-bankruptcy court to enforce their rights.

          (d) Notwithstanding anything contained herein to the contrary, the Purchaser may terminate this Agreement immediately and without notice upon the occurrence of any of the following events (each a "TERMINATION EVENT"):

                (i) any of the Providers fail to make any payment required under this Agreement;

                (ii) there is an occurrence of a Bankruptcy Event (as defined below) with respect to any Provider provided, however, that this Subsection (d)(ii) shall be deemed inapplicable during such time that the Bankruptcy Case is open and until such time that a plan of reorganization is confirmed;

                (iii) any Provider fails to honor any obligation set forth in this Agreement. For purposes of this Agreement, "BANKRUPTCY EVENT" shall mean the Provider generally not paying its debts as such debts become due, or admitting in writing its inability to pay its debts generally, or making a general assignment for the benefit of creditors; or any proceeding being instituted by or against any Provider seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property or assets and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property or assets) shall occur; or the Provider taking any action to authorize or acquiesce in any of the actions set forth above in this paragraph;

                (iv) any lien or encumbrance is granted, is discovered, or attaches to any of the Collateral, except the liens and security interests in favor of Purchaser, and Permitted Liens (as set forth on the attachment hereto entitled "PERMITTED LIENS"), without the express written consent of Purchaser;

                (v) any administrative expense claim is allowed and is senior to or pari passu with the Purchaser's claims or if any lien shall be granted in the Bankruptcy Case with respect to any of the Collateral (other than those granted with the written consent of Purchaser or as authorized by this agreement); however, Debtors are not prohibited from paying ordinary and routine operating expenses, U.S. Trustee fees and professional fees and costs on terms and conditions established and approved by the Bankruptcy Court;

                (vi) the Debtors make any disposition of Collateral outside the ordinary course of Debtors' businesses without the express written consent of Purchaser;

                (vii) the Debtors fail to pay timely any statutory fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6);

                (viii) any representation, warranty, or certification made by the Debtors or any of the Senior Officers, is or becomes incorrect in any material respect;

                (ix) the Bankruptcy Case is dismissed or converted to a Chapter 7 Bankruptcy Case, or a Chapter 11 trustee or an examiner is appointed in the Bankruptcy Case;

                (x) the Factoring Order approving the Factoring Agreement is stayed, amended, modified, reversed, or vacated;

                (xi) a plan of reorganization is confirmed that fails to provide for termination of the Factoring Agreement and payment in full, in cash, of Debtors' obligations under the Factoring Agreement on the effective date of the plan unless the plan adopts the exact terms of the Factoring Agreement, as approved by the Bankruptcy Court, or Purchaser agrees, in writing, to a modification or different treatment and affirmatively votes in favor of the plan;

                (xii) the Bankruptcy Court enters an order granting relief from the automatic stay to any creditor with respect to any claim in an amount equal to or exceeding $75,000.00 in the aggregate; provided, however, that it shall not be an Event of Default if the automatic stay is lifted solely for the purpose of allowing a creditor to liquidate its claim against a Debtor or seek payment from an insurance policy, or the Debtors file a document with the Bankruptcy Court acknowledging that such property is not necessary to an effective reorganization;

                (xiii) Debtors' current principals cease to actively manage and be involved in the operations of the Debtors and replacements reasonably acceptable to the Purchaser shall not be retained or the principal(s) of the Debtors become deceased or incompetent, notwithstanding Bankruptcy Rule 1016;

                (xiv) an order is entered in the Bankruptcy Case authorizing the sale or other disposition of all, or substantially all, of the assets of any or all of the Debtors, unless such order provides for payment in full, in cash, of Debtors' obligations under the Factoring Agreement upon consummation of the sale; or

                (xv) the Debtors take any action inconsistent with the foregoing or fail to timely contest any prohibited conduct or relief requested."

          (e) If a Termination Event shall occur and be continuing, the Purchaser may, without limiting any right of the Purchaser hereunder, take complete authority and control of all administration and servicing of the Accounts, at the Providers' sole cost and expense. Upon any such action, the Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative. A Termination Event shall not affect any security interest granted pursuant to this Agreement, including but not limited to security interests in property not yet owned by a Provider or not created as of the Termination Event.

          (f) Unless Purchaser agrees in writing, at its sole discretion, to extend the term of the Factoring Agreement, or until a Termination Event, the obligations due the

     Purchaser under the Factoring Agreement are to be paid in full within 15 days after the date of the entry of an order confirming a plan of reorganization unless the Debtors assume the terms of the Factoring Agreement in their entirety without modifications; or, the Debtors and Purchaser agree to other treatment under the plan. Moreover, no confirmation order for a plan of reorganization shall provide for a discharge or otherwise affect in any way any of the obligations of the Debtors or any Guarantors as those obligations are detailed in the agreements approved by the Bankruptcy Court), including without limitation, the Debtors' agreements with Purchaser.

          Termination of the Factoring Agreement shall not terminate, extinguish, or remove any liens or security interests granted to Purchaser until Debtors have fully paid and discharged all of their obligations to Purchaser.

          12. INDEMNIFICATION. This Agreement shall not constitute an assumption by the Purchaser of any obligation to any Third Party Obligor or patient. Each Provider shall indemnify and hold harmless the Purchaser, and its officers, directors, shareholders, employees, representatives, agents and assigns (each an "INDEMNIFIED PARTY"), from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, settlement costs and any attorneys and accountants fees and expenses relating to or in connection with the enforcement of the Purchaser's rights and remedies hereunder, or for investigating, prosecuting or defending any actions or threatened actions) which may be imposed on, incurred by or asserted against, any Indemnified Party in any way relating to or arising out of any breach by any Provider of any representation, warranty, covenant or agreement contained in this Agreement, including without limitation any document furnished pursuant hereto, together with interest on cash disbursements in connection therewith at the Additional Charge from the date cash disbursements were made or incurred by any Indemnified Party until paid in full by the Providers. Any amount payable by the Providers to the Purchaser under any provision of this Agreement shall be paid without any deduction or set-off by the Providers of any kind.

          13. CONTROLLING LAW. This Agreement, each of the other documents delivered and to be delivered pursuant hereto and all of the rights and obligations of the parties hereunder and thereunder shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to the conflict of law provisions of the State of Florida, provided, however, that during the Bankruptcy Case, federal bankruptcy law shall be controlling to the extent it may be inconsistent with Florida law.

          14. WAIVER OF JURY TRIAL, JURISDICTION AND VENUE. EACH PROVIDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER RELATING TO THIS AGREEMENT AND/OR ANY OF THE DOCUMENTS DELIVERED AND TO BE DELIVERED HEREUNDER AND EACH PROVIDER HEREBY IRREVOCABLY CONSENTS TO THE SOLE AND EXCLUSIVE JURISDICTION OF, AT THE OPTION OF THE PURCHASER, THE STATE OR FEDERAL COURTS IN THE STATE OF FLORIDA, PALM BEACH COUNTY, IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR ANY SUCH DOCUMENTS. EACH

PROVIDER ALSO WAIVES ANY RIGHT TO OBJECT TO VENUE OR SEEK TO CHANGE VENUE BASED ON INCONVENIENCE OR OTHERWISE. EACH PROVIDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE PROVIDER AT THE PROVIDER'S ADDRESS FIRST ABOVE SET FORTH IN THIS AGREEMENT. THE PROVIDER SHALL APPEAR IN ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS WITHIN THE TIME PRESCRIBED BY LAW, FAILING WHICH THE PROVIDER SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY THE PURCHASER AGAINST THE PROVIDER FOR THE AMOUNT OF THE CLAIM AND ANY OTHER RELIEF REQUESTED THEREIN. NOTWITHSTANDING THE FOREGOING DURING THE PENDENCY OF THE BANKRUPTCY CASE, THE BANKRUPTCY COURT SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION TO DETERMINE ANY AND ALL DISPUTES ARISING UNDER OR RELATING TO THE FACTORING AGREEMENT OR ANY OF THE OTHER DOCUMENTS DELIVERED AND TO BE DELIVERED PURSUANT THERETO.

          15.   MISCELLANEOUS.

          (a) This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter provided for herein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter, whether oral or written.

          (b) This Agreement may only be amended by a writing signed by both of the parties hereto. No waiver shall be effective unless it is in writing and is signed by the waiving party. Any waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

          (c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Providers may not, directly or indirectly, voluntarily or by operation of law, assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of the Purchaser. Each Provider acknowledges that the Purchaser may pledge, assign or transfer any or all of its rights and obligations hereunder and its interest in the Purchased Accounts and the other Subject Property to another entity, including as collateral security for any indebtedness of the Purchaser.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provisions of this Agreement.

          (e) Unless otherwise expressly provided in this Agreement, all notices and other communications provided for herein shall be in writing and shall be deemed to have been given when delivered by facsimile transmission or overnight delivery service or two (2) days after mailed by first class registered or certified mail, postage prepaid, to the addresses first above set forth, or to such other address as may be furnished from time to time by notice similarly served to the other party at the address first above set forth.

          (f) The representations, warranties and covenants of each Provider contained herein shall be cumulative and shall survive the purchase of the Purchased Accounts and shall remain in full force and effect notwithstanding any investigation made by or on behalf of the Purchaser and notwithstanding any knowledge (actual or imputed) that the Purchaser may have which is inconsistent therewith.

          (g) Each Provider agrees that the Servicer shall not be liable in any respect to the Provider for the structuring of this Agreement, the flow of funds received from the servicing of Purchased Accounts or any of the Purchaser's obligations to the Provider. Any provision in this Agreement which refers to the Servicer shall also apply to any sub-servicer which may at any time or from time to time be appointed by the Purchaser or the Servicer.

          (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

          (i) Nothing set forth herein or otherwise shall render Purchaser, on the one hand, and the Providers, on the other hand, partners of one another, or constitute any of the Provider as an agent of Purchaser.

          (j) The Providers' sole remedy for any breach committed by Purchaser of any obligation owed under this Agreement or any other agreement between the Providers and Purchaser shall be limited to the balance of the Reserve Account. Under no circumstances shall Purchaser be liable for any incidental, special or consequential damages, including, but not limited to, loss of goodwill, loss of profit, or any other costs associated therewith, whether Purchaser did or did not have any reason to know of a loss that may result from any general or particular requirement of the Providers.

          (k) Each Provider agrees to execute any and all forms (including without limitation, Forms 8821 and/or 2848) that Purchaser may require in order to enable Purchaser to obtain and receive tax information with respect to the Provider from the Department of the Treasury, Internal Revenue Service or other taxing authority, or receive refund checks.

          (l) Each Provider agrees that it shall not institute against, or solicit or encourage any person or entity to institute against, or join any person or entity in instituting against, the Purchaser or any of its property any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other similar proceeding under any federal, state or other law.

          (m) Each of the parties hereto, by its signature below, acknowledges that all of the terms, conditions, covenants and agreements set forth above are acceptable to it and that it shall comply with all of the terms and conditions set forth in this Agreement. The date of this Agreement is the date set forth on the first page of this Agreement.

          16. REIMBURSABLE EXPENSES. Purchaser shall be entitled to use its own internal auditors when possible; otherwise it shall be entitled to engage an outside auditor or professional to perform audit or investigative services of the Debtors' financial condition or with respect to the Collateral. Purchaser shall be entitled to be reimbursed all of their post-petition, pre-plan confirmation reasonable attorneys' fees and costs in accordance with the following procedure: Purchaser, or its professionals each month, shall transmit a copy of its monthly statements for fees and costs to the United States Trustee, counsel for any official unsecured creditors' committee and Debtors' counsel. Unless a written objection (specifying the line item of the bill objected to, the reason for the objection and a proposed resolution of the objection) is received by Purchaser's counsel within 10 days of submission of the monthly statement to the above stated parties, Purchaser shall automatically be entitled to charge Debtors' account or demand payment. All obligations (as referenced in this section) of the Debtors to the Purchaser shall likewise be secured by a senior, first priority lien pursuant to Bankruptcy Code Section 364(d)(1), and payable forthwith. Any disputes with, respect thereto shall be subject to the jurisdiction of the Bankruptcy Court.

          17.   BANKRUPTCY PROVISIONS.

          (a) Debtors shall at all times fully comply with all substantive and procedural requirements of the Bankruptcy Court, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable local rules of court, including any administrative orders.

          (b) Debtors shall permit the Purchaser or a professional retained by the Purchaser, at the Debtors' expense, to (i) inspect the Debtors' books and records, (ii) to discuss the Debtors' affairs, finances and accounts with their professionals, officers, and employees, (iii) to obtain from the Debtors copies of the Debtors' records, and (iv) furnish all information reasonably requested by the Purchaser.

          (c) Debtors shall keep financial statements in accordance with the standard known as Generally Accepted Accounting Principles or GAAP, as GAAP is applicable to similar entities operating under Chapter 11.

          (d) Debtors shall cause to be promptly delivered to Purchaser's counsel all pleadings, motions, applications, financial information, DIP reports and other documents filed by or against Debtors in the Bankruptcy Court or that may be distributed to any official committee appointed in the Bankruptcy Case. Purchaser shall file a Request For Special Notice with the Bankruptcy Court regarding the address or addresses for delivery of such documents.

          (e) Debtors shall timely pay all post-petition taxes and other obligations including those required under 28 U.S.C. Section 1930(a)(6).

          (f) Debtors shall notify the Purchaser immediately of any Termination Event as defined in section 11 of this Master Purchase and Sale Agreement or under any other related agreements.

          (g) Debtors acknowledge that under Bankruptcy Code Section 506(a), the value of Purchaser's claims against Debtors are fully secured.

          (h) Except as expressly provided herein, Debtors hereby waive any and all of their rights to: (a) recover from Purchaser or from the Collateral costs and expenses of preserving or disposing of the Collateral or any other costs, expenses, or claims, whether such rights would arise under Bankruptcy Code Section 506(c) or otherwise; and (b) subordinate any or all of Purchaser's claims, liens or security interests to any other claims, liens or security interests under Bankruptcy Code Section 510(c) or otherwise.

          (i) Debtors agree that, in consideration of Purchaser's entering into the Factoring Agreement, Purchaser shall be excused from compliance with any requirement that Purchaser take any additional actions or file, record or serve any additional instruments, documents or notices to perfect or enforce their liens on or security interest in any Collateral, including the Cash Collateral and the Lockbox Bank Accounts, including the filing of a notice pursuant to Bankruptcy Code Section 546(b) or the filing of a motion for sequestration or any other motion, and that Purchaser's liens on and security interests in the Collateral, including the Cash Collateral and the Lockbox Bank Accounts, shall be deemed automatically perfected as of the Petition Date without any further notice or action or order of the Bankruptcy Court.

          (j) Debtors hereby acknowledge that Purchaser has perfected, first priority, enforceable, unavoidable liens on and security interests in the Collateral, including the Cash Collateral and the Lockbox Bank Accounts (with priority over all other liens), and agrees that Debtors, as debtors-in-possession, shall not be permitted to assert against Purchaser any of the avoiding powers under the Bankruptcy Code, including such powers arising under Bankruptcy Code Sections 544, 545, 547, 548, 549 or 553.

          (k) The terms and conditions of the Factoring Agreement (and any extensions or renewals thereof) shall: (a) control in any plan of reorganization and may not be modified through any plan of reorganization without Purchaser's prior written consent obtained after the Bankruptcy Court the Factoring Agreement; (b) be binding upon any trustee appointed in the this Chapter 11 Bankruptcy Case or any Chapter 7 case to which this Chapter 11 Bankruptcy Case may be converted.

          (l) The parties to the Factoring Agreement have been represented and advised by counsel with respect to the Factoring Agreement, and have entered into it freely and voluntarily. The Factoring Agreement is intended to be enforceable according to their written terms, is an integrated agreement, and there are no promises, oral agreements, or expectations of the parties to the contrary. The Bankruptcy Court may enter an order enforcing any of the terms and conditions of the Factoring Agreement after notice and opportunity for a hearing to Debtors, Purchaser, the United States Trustee, and any other party in interest.

          (m) In the event that the Factoring Agreement is not approved by the Bankruptcy Court for any reason, then the Master Agreement shall be null and void and of no further force and effect, and no action or procedure taken, and no statement made in connection with the negotiation, preparation, formulation, or seeking approval thereof, shall be referred to by any entity in connection with any proceeding or action.

          (n) Whenever the Factoring Agreement requires Debtors or Purchaser to deliver a writing to, or serve a writing upon the other, such writing shall be delivered or served upon each of the following:

                                        In the case of Purchaser:

                                        Howard Koslow, President
                                        SUN CAPITAL HEALTHCARE, INC.
                                        929 Clint Moore Road
                                        Boca Raton, Florida 33487
                                        Phone: (800) 880-1702
                                        Fax:   (561) 998-9043

                                        PROSKAUER ROSE LLP
                                        Michael E. Foreman, Esq.
                                        1585 Broadway
                                        New York, NY  10036
                                        Phone: (212) 969-3000
                                        Fax:   (212) 969-2900

                                               and

                                        ULLMAN ULLMAN & VAZQUEZ, P.A.
                                        William M. Vazquez, Esq.
                                        150 East Palmetto Park Road, Suite 650
                                        Boca Raton, FL 33432
                                        Phone: (561) 338-3535
                                        Fax:   (561) 338-3581

                                        In case of Debtors:

                                        Frank P. Magliochetti, Jr., Chief
                                        Executive Officer
                                        MED DIVERSIFIED, INC., et al.
                                        200 Brickstone Square
                                        Suite 403
                                        Andover, Massachusetts [insert zip code]

                                        DUANE MORRIS LLP
                                        Toni Marie McPhillips (TM-8340)
                                        744 Broad Street, Suite 1200
                                        Newark, NJ  01702
                                        Phone: (973) 424-2000

                                        Fax:   (973) 424-2001

                                               and

                                        Paul D. Moore
                                        470 Atlantic Avenue, Suite 500
                                        Boston, MA  02210
                                        Phone: (617) 289-9200
                                        Fax:   (617) 289-9201

          (o) The Factoring Agreement shall be binding on and insure to the benefit of the parties' respective successors and assigns, including any trustee appointed under the Bankruptcy Code.

          (p) The terms and conditions set forth in the Factoring Agreement and the Factoring Order approving same shall not affect in any way the obligations of any person or entity that guaranteed or is otherwise liable in any way on Debtors' obligations to Purchaser.

          (q) The Factoring Agreement is the product of negotiation among the parties hereto and represents the jointly conceived, bargained-for and agreed upon language mutually determined by the parties to express their intention in entering into the Factoring Agreement. Any ambiguity or uncertainty in the Factoring Agreement shall be deemed to be caused by, or attributable to, all parties hereto collectively. In any action or proceeding to enforce or interpret the Factoring Agreement, the Factoring Agreement shall be construed in a neutral manner, and no term or condition of the Factoring Agreement, or the Factoring Agreement as a whole, shall be construed more or less favorably to any one party, or group of parties, to the Factoring Agreement.

          (r) Debtors shall cause each of the following documents to be promptly delivered to counsel for Purchaser within one business day after filing with the Bankruptcy Court or if such document is filed by a party other than Debtors' counsel then within one business day after receipt of such document by Debtors' counsel:

                (i)     The Petition.

                (ii) The Schedules of Assets and Liabilities required by Bankruptcy Rule 1007(b) and official form number 6.

                (iii) The Statement of Executory Contracts required by Bankruptcy Rule 1007 (b) and official form number 6, schedule G.

                (iv) The Statement of Financial Affairs required by Bankruptcy Rule 1007 (a) and official form number 7.

                (v) The List of Equity Security Holders required by Bankruptcy Rule 1007(a)(3).

                (vi) All applications and orders to employ attorneys, accountants or any other professional on behalf of the Debtors.

                (vii) Any order entered by the Bankruptcy Court appointing an unsecured creditors' committee and any orders authorizing the committee to employ attorneys, accountants or other professionals.

                (viii) Any motions filed by secured creditors seeking stay relief or sequestration of cash collateral or agreements that have been approved by the Bankruptcy Court with respect to same.

                (ix) All real property leases upon which the Debtors operate and any agreements with landlords and motions with respect to real property leases that have been filled.

                (x) Any plan of reorganization that has been prepared and/or filed.

                (xi) All debtor-in-possession reports (i.e., reports that are routinely required to be filed by the Bankruptcy Court or the U.S. Trustee periodically, usually every month, addressing all financial activity within that time period) as well as the materials required to be provided to the U.S. Trustee during the Bankruptcy Case, including but not limited to the "7-Day Package" and the materials required to be filed within 15 days of filing the Petition (as such period may be extended).

          (s) Debtors shall be responsible to have a Motion for Order (i) authorizing Debtors to enter into a Post-Petition Factoring Agreement, (ii) granting Security Interest and Superpriority Administrative Expense Treatment and (iii) approving Sun Capital Healthcare, Inc.'s Fees and Costs (the "Motion"), duly served, filed and noticed for hearing with the Bankruptcy Court, which Motion and the proposed Factoring Order shall be in form and substance satisfactory to Purchaser.

          (t) Debtors shall cause each of the following documents to be delivered to Purchaser's counsel prior to the filing of the Motion:

                (i) The Motion and the proposed Factoring Order, in substantially final form, it being understood that in no event shall the proposed Factoring Order be submitted for approval and entry by the Bankruptcy Court unless it is in a form acceptable to Purchaser in its sole and absolute discretion.

                (ii) Any other documents Purchaser may reasonably require in connection with the Motion and the proposed Factoring Order, including all post-petition budgets of the Debtors and analyses and reports requested by Purchaser with respect to the Collateral.

                                   PURCHASER:

                                        SUN CAPITAL HEALTHCARE, INC.
                                        a Florida corporation

                                        By:   /s/ Howard B. Koslow
                                           --------------------------------
                                           Name: Howard B. Koslow
                                           Title: President and C.O.O.



                                        PROVIDERS:

                                        MED DIVERSIFIED, INC., debtor and
                                        debtor in possession

                                        By:    /s/ Frank P. Magliochetti
                                            -------------------------------
                                            Name:  Frank P. Magliochetti
                                            Title: Chief Executive Officer

                                        By:    /s/ James Shanahan
                                            -------------------------------
                                            Name:  James Shanahan
                                            Title: Vice President of Finance


                                        CHARTWELL DIVERSIFIED SERVICES,
                                        INC., debtor and debtor in possession

                                        By:    /s/ Roy Serpa
                                            -------------------------------
                                            Name:  Roy Serpa
                                            Title: President

                                        By:    /s/ David Ochoa
                                            -------------------------------
                                            Name:  David Ochoa
                                            Title: VP of Finance


                                        RESOURCE PHARMACY, INC., debtor
                                        and debtor in possession

                                        By:   /s/ Frank P. Magliochetti
                                            -------------------------------
                                            Name:  Frank P. Magliochetti
                                            Title: Chief Executive Officer

                                        CHARTWELL COMMUNITY SERVICES,
                                        INC., debtor and debtor in possession

                                        By:    /s/ Roy Serpa
                                            -------------------------------
                                            Name:  Roy Serpa
                                            Title: President of CDSI

                                        By:    /s/ David Ochoa
                                            -------------------------------
                                            Name:  David Ochoa
                                            Title: VP of Finance


                                        CHARTWELL CARE GIVERS, INC.,
                                        debtor and debtor in possession

                                        By:    /s/ Roy Serpa
                                            -------------------------------
                                            Name:  Roy Serpa
                                            Title: President of CDSI

                                        By:    /s/ David Ochoa
                                            -------------------------------
                                            Name:  David Ochoa
                                            Title: VP of Finance

                                    EXHIBIT A

                          SUN CAPITAL HEALTHCARE, INC.
                                PURCHASE SCHEDULE

          [Account information shall be specified in each Purchase Schedule in form and substance satisfactory to Purchaser.]

                                    EXHIBIT B

                                LOCKBOX AGREEMENT
                                   [attached]

                                    EXHIBIT C

                           FORM OF PROVIDER NOTICE OF
                  SALE TO NON-GOVERNMENTAL THIRD PARTY OBLIGORS
                          (PURSUANT TO SECTION 4. 2(a))

                          [Letterhead of the Provider]

[Date]

Ladies and Gentlemen:

          Please be advised that we have assigned our receivables to SUN CAPITAL HEALTHCARE, INC. Consequently, we hereby request that you send all payments due from you to us that are made by wire transfer or by other electronic transfer directly into SUN CAPITAL HEALTHCARE, INC.'S account at:

          Sun Trust Bank
          Account No.:  0494002031913

          Please send all explanations of benefits, remittance advices and other forms of payment, including checks, with respect to such receivables to SUN CAPITAL HEALTHCARE, INC.'S post office box located at:

          C/O Sun Trust Bank
          P.O Box 91-7416
          Orlando, Fl. 32891-7416

          All such payments shall be made payable to SUN CAPITAL HEALTHCARE, INC. This direction may not be revoked or changed without the prior written consent of SUN CAPITAL HEALTHCARE, INC. Any questions concerning this notice shall be directed to SUN CAPITAL HEALTHCARE, INC. at 929 Clint Moore Road, Boca Raton, Florida 33487.

          This letter supersedes any notices or directions that we have previously given to you. Thank you for your cooperation in this matter.

                                            Very truly yours,


                                            Print Name:
                                            Title:

                                    EXHIBIT D

                 FORM OF PROVIDER NOTICE OF PAYMENT DIRECTION TO
                        GOVERNMENTAL THIRD PARTY OBLIGORS
                          (PURSUANT TO SECTION 4.3(b))

                          [Letterhead of the Provider]

[Date]

Ladies and Gentlemen:

          Please be advised that we have opened a new bank account at Sun Trust Bank and a post-office box with respect to such bank account. Accordingly, we hereby request that:

          (1) all wire transfers or other electronic transfers be made directly into our account at

                      Sun Trust Bank
                      Account No.: 0494002031847
                      Routing No.: 061000104

          (2) all explanations of benefits, remittance advices and other forms of payment, including checks, be sent to our post office box located at:

                      c/o Sun Trust Bank
                      P.O. Box 91-7408
                      Orlando, Fl. 32891-7408

          This letter supersedes any notices or directions that we have previously given to you. Thank you for your cooperation in this matter.

                                            Very truly yours,

                                            Print Name:
                                            Title:

                                    EXHIBIT E

                              FORM OF UCC LANGUAGE
                  (UNTIL OTHERWISE SPECIFIED BY THE PURCHASER)
                      (PURSUANT TO SECTIONS 8(a) AND 9(a))

          All now owned or existing or hereafter acquired, arising or created accounts, chattel paper, documents, instruments and general intangibles, and all proceeds and products and offspring of the foregoing (as all of such terms are presently or hereafter defined in the Uniform Commercial Code), as well as all Accounts and Purchased Accounts as defined in the Master Purchase and Sale Agreement between Debtor and the Secured Party (as amended, amended and restated, or otherwise modified from time to time), including but not limited to all rights to payment under any agreements with all Third Party Obligors as defined therein.